UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2004

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation)	001-16751 (Commission File Number)	35-2145715 (I.R.S. Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 12, 2004, the Board of Directors of WellPoint, Inc. (the “Company”) approved the freezing of the following non-qualified plans: the Comprehensive Executive Non-Qualified Retirement Plan; the Anthem Supplemental Executive Retirement Plan; the Anthem Deferred Compensation Plan; the Supplemental Retirement Program for Certain Employees of Trigon Insurance Company; the Trigon Insurance Company 401(k) Restoration Plan; and the WellPoint Board of Directors Deferred Compensation Plan. The Board of Directors further approved the adoption of new plans to replace each of the above-named plans. The new plans, described in the following paragraphs, generally mirror the provisions of their predecessor frozen counterparts, except for revisions as may be necessary to comply with new Section 409A of the Internal Revenue Code as enacted by the American Jobs Creation Act of 2004 and to effect certain administrative changes, including the change in name of the Company from Anthem, Inc. to WellPoint, Inc. and the formal adoption of the plans by the Company’s Compensation Committee. Additional administrative revisions were made to the Comprehensive Executive Non-Qualified Retirement Plan reflective of the recent merger of WellPoint Health Networks, Inc. into Anthem Holding Corp., a wholly owned subsidiary of the Company. Each of the new plans will become effective as of January 1, 2005.

The 2005 Comprehensive Executive Non-Qualified Retirement Plan is available for executives and other select highly compensated employees of Anthem Holding Corp. (f/k/a WellPoint Health Networks Inc.) and its subsidiaries. The plan consists of three separate deferred compensation programs. A supplemental savings program permits deferrals of up to 6% of annual compensation above the limits in the tax qualified savings plan on compensation earned after certain Internal Revenue Code deferral limits have been reached, provides for a matching contribution from the Company equal to the amount deferred for the year, and permits a discretionary supplemental employer profit sharing contribution equal to the amount of profit sharing contributions otherwise limited under the tax qualified savings plan. Additionally, a supplemental pension benefit contribution program credits participants annually with a lump sum actuarial equivalent of the amount they would have received under the Anthem Holding Corp. Pension Plan formula but for Internal Revenue Code limitations on benefits in tax qualified retirement plans, less the amount credited under the above-named pension plan. Finally, a basic deferral program permits participants to defer up to 60% of their base salary and up to 100% of their bonus and certain other items of compensation each year.

The Restated WellPoint Supplemental Executive Retirement Plan is available for a select group of management employees of the Company and its affiliates. The plan provides a retirement benefit in the amount which the eligible participant would receive under the Anthem Cash Balance Pension Plan but for application of the Internal Revenue Code limitations on benefits in tax qualified plans, less the benefit amount credited under that pension plan.

The Restated Supplemental Retirement Program for Certain Employees of Trigon Insurance Company covers a select group of management employees of Anthem Health Plans of Virginia, Inc., f/k/a Trigon Insurance Company. The plan provides a retirement benefit in the amount which the participant would receive under the former Anthem Health Plans of Virginia, Inc. Retirement Program (subsequently merged into the Anthem Cash Balance Pension Plan) but for application of the Internal Revenue Code limitations on benefits in tax qualified plans, less the benefit amount credited under that pension plan.

The Restated WellPoint Deferred Compensation Plan permits certain highly compensated employees of the Company and its affiliates to defer up to 80% of their base and incentive pay, provided that they first defer up to the statutory limits in the Anthem 401(k) Savings Investment Plan. The Company matches the first 6% of participants’ deferrals.

The Restated Trigon Insurance Company 401(k) Restoration Plan permits certain highly compensated employees of Anthem Health Plans of Virginia, Inc., f/k/a Trigon Insurance Company, to defer up to 50% of their annual compensation, provided that they first defer up to the statutory limits in the Anthem 401(k) Long-Term Savings Investment Plan.

The Restated WellPoint Board of Directors Deferred Compensation Plan permits the Directors of the Company to defer part or all of their retainers and meeting fees. Both cash and stock compensation can be deferred under the plan; stock deferrals occur through phantom stock units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, WellPoint, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLPOINT, INC.

By:	/S/ DAVID R. FRICK
	Name: Title:	David R. Frick Executive Vice President and Chief Legal and Administrative Officer

Date: December 16, 2004